Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in Registration Statement No. 333-260255 Form S-8 of our report dated June 21, 2022, relating to the financial statements of Reservoir Media, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Reservoir Media, Inc., for the year ended March 31, 2022.

/s/ Deloitte & Touche LLP
New York, NY
June 21, 2022